Exhibit 4.2

ROYAL BANK OF CANADA

TO

THE BANK OF NEW YORK MELLON
Trustee

and

BNY TRUST COMPANY OF CANADA
Canadian Trustee

______________

First Supplemental Indenture

Dated as of January 27, 2016

to

Indenture

Dated as of January 27, 2016

Subordinated Debt Securities

______________

4.650% Non-Viability Contingent Capital Subordinated Notes Due 2026

TABLE OF CONTENTS

Page

PARTIES	1

RECITALS OF THE BANK	1

ARTICLE ONE

ARTICLE TWO

ARTICLE THREE

FORM OF NOTES		10

Section 301.	Form of Notes.	10

ARTICLE FOUR

ISSUE OF NOTES	10

Section 401.	Original Issue of Notes.	10
Section 402.	Additional Issues of Notes.	10

i

ARTICLE FIVE

REMEDIES		10

Section 501.	Events of Default.	10
Section 502.	Acceleration of Maturity; Rescission and Annulment.	11
Section 503.	Bank Act Limitation on Payment.	11

ARTICLE SIX

COVENANTS APPLICABLE TO THE NOTES		11

Section 601.	Restriction on Subordinated Indebtedness.	11
Section 602.	Additional Amounts.	12

ARTICLE SEVEN

ARTICLE EIGHT

REDEMPTION OF NOTES		17

Section 801.	Applicability of Article Eleven of the Base Indenture.	17
Section 802.	Regulatory Redemption.	17
Section 803.	Tax Redemption.	18
Section 804.	Mandatory Redemption; Open Market Purchases.	18
Section 805.	Notice of Redemption.	18

ARTICLE NINE

MISCELLANEOUS		18

Section 901.	Ratification of Base Indenture.	18
Section 902.	Conflict with Base Indenture.	18
Section 903.	Execution in Counterparts.	18
Section 904.	Indenture and Notes Solely Corporate Obligations.	19
Section 905.	Agreement of Subsequent Investors.	19
Section 906.	Waiver of Jury Trial.	19

ii

FIRST SUPPLEMENTAL INDENTURE, dated as of January 27, 2016 (this “First Supplemental Indenture”) among Royal Bank of Canada, a Canadian chartered bank (herein called the “Bank”), having its corporate headquarters located at Royal Bank Plaza, 200 Bay Street, Toronto, Ontario, Canada M5J 2J5 and its head office located at 1 Place Ville Marie, Montreal, Quebec, Canada H3C 3A9, The Bank of New York Mellon, as Trustee (herein called the “Trustee”), and BNY Trust Company of Canada, a trust company existing under the laws of Canada, as Canadian trustee (the “Canadian Trustee” and, together with the Trustee, the “Trustees”).

RECITALS OF THE BANK

WHEREAS, the Bank and the Trustee have entered into the Indenture, dated as of January 27, 2016 (the “Base Indenture” and, as hereby supplemented and amended, the “Indenture”) providing for the issuance from time to time of series of the Bank’s unsecured subordinated indebtedness (herein called the “Securities”);

WHEREAS, Section 901(8) of the Base Indenture provides that, without the consent of any Holders of Securities, the Bank, when authorized by or pursuant to a Board Resolution, and the Trustee, may enter into one or more indentures supplemental to the Base Indenture to add to or change any of the provisions of the Base Indenture as shall be necessary to provide for or facilitate the administration of the trusts hereunder by more than one Trustee, pursuant to the requirements of Section 611 of the Base Indenture;

WHEREAS, the Bank desires to provide for the appointment of the Canadian Trustee as a Trustee of any such series of Securities to be issued hereafter as the Bank shall designate pursuant to Section 301 or Article Nine of the Base Indenture;

WHEREAS, Section 901(7) of the Base Indenture provides, among other things, that the Bank and the Trustee (and any successor Trustees) may enter into an indenture supplemental to the Base Indenture to establish the form or terms of Securities of any series as permitted by the Base Indenture;

WHEREAS, pursuant to Section 301 of the Base Indenture, the Bank wishes to provide for the issuance of $1,500,000,000 aggregate principal amount of a new series of Securities to be known as its 4.650% Non-Viability Contingent Capital Subordinated Notes Due 2026 (the “Notes”), the form and terms of such Notes and the terms, provisions and conditions thereof to be set forth as provided in this First Supplemental Indenture; and

WHEREAS, the Bank has requested and hereby requests that the Trustees execute and deliver this First Supplemental Indenture; and all requirements necessary to make this First Supplemental Indenture a valid, binding and enforceable instrument in accordance with its terms, and to make the Notes, when executed by the Bank and authenticated and delivered by the Trustee, the valid, binding and enforceable obligations of the Bank, have been satisfied and complied with; and the execution and delivery of this First Supplemental Indenture has been duly authorized in all respects.

NOW, THEREFORE, in consideration of the foregoing recitals and other valuable consideration, the receipt whereof is hereby acknowledged, the Bank agrees with the Trustees, for the equal and proportionate benefit of the Holders of the Notes, as follows:

ARTICLE ONE
DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION;
APPOINTMENT OF CANADIAN TRUSTEE

Section 101.	Relation to Base Indenture.

This First Supplemental Indenture constitutes an integral part of the Indenture.

Section 102.	Definitions.

For all purposes of this First Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise requires:

(1)           the terms defined in this Article have the meanings assigned to them in this Article and include the plural as well as the singular;

(2)           all other terms used herein which are defined in the Base Indenture or in the Trust Indenture Act, either directly or by reference therein, have the meanings assigned to them therein;

(3)           all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles in Canada, including the accounting requirements of the Office of the Superintendent of Financial Institutions Canada, and, except as otherwise herein expressly provided, the term “generally accepted accounting principles” with respect to any computation required or permitted hereunder shall mean such accounting principles as are generally accepted at the date of such computation;

(4)           unless the context otherwise requires, any reference to an “Article” or a “Section” refers to an Article or a Section, as the case may be, of this First Supplemental Indenture;

(5)           the words “herein”, “hereof” and “hereunder” and other words of similar import refer to this First Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision; and

(6)           all references to dollars and $ shall mean U.S. dollars unless otherwise indicated.

“Additional Amounts” has the meaning specified in Section 602.

“Beneficial Owners” means (a) with respect to Global Securities, the beneficial owners of the Notes and (b) with respect to definitive Securities, the Holders in whose names the Notes are registered.

“Business Day” means any day other than a Saturday or Sunday or a day on which banking institutions in the City of New York and the City of Toronto are authorized or required by law or executive order to close.

“C$” or “Canadian dollars” means the lawful currency for the time being of Canada.

“Canadian Trustee” means the Person named as the “Canadian Trustee” in the first paragraph of this First Supplemental Indenture until a successor Person shall have become such pursuant to the applicable provisions of the Indenture, and thereafter “Canadian Trustee” shall mean such successor Person.

“Corporate Trust Office”, with respect to the Trustee, means the principal corporate trust office of the Trustee in New York, New York at which at any particular time its corporate trust business shall be administered, which office at the date of the execution of this instrument is located at 101 Barclay Street, Floor 7E, New York, New York 10286, or such other address as the Trustee may designate from time to time by notice to the Holders and the Bank and, with respect to the Canadian Trustee, means the corporate trust office of the Canadian Trustee in Toronto, Ontario at which at any particular time its corporate trust business shall be administered, which office at the date of the execution of this instrument is located at 320 Bay Street, Toronto, Ontario, Canada M5H 4A6, or such other address as the Canadian Trustee may designate from time to time by notice to the Holders and the Bank.

“Common Share Reorganization” means (i) the issuance of Common Shares or securities exchangeable for or convertible into Common Shares to all holders of Common Shares as a stock dividend, (ii) the subdivision, redivision or change of the Common Shares into a greater number of Common Shares, or (iii) the reduction, combination or consolidation of the Common Shares into a lesser number of Common Shares.

“Conversion Price” means the greater of (i) the Floor Price and (ii) the Current Market Price of the Common Shares.

“Current Market Price” means the volume weighted average trading price of the Common Shares on the TSX, measured in Canadian dollars, if such shares are then listed on the TSX, for the VWAP Period. If the Common Shares are not then listed on the TSX, for the purpose of calculating the Current Market Price reference shall be made to the principal securities exchange or market on which the Common Shares are then listed or quoted or, if no such trading prices are available, “Current Market Price” shall be the fair value of the Common Shares as reasonably determined by the board of directors of the Bank.

“DTC” means The Depository Trust Company (and any successor thereto).

“Floor Price” is equal to C$5.00, subject to adjustment as specified in Section 708.

“Global Note” has the meaning specified in Section 204.

“Ineligible Person” means (i) any person whose address is in, or whom the Bank or its transfer agent has reason to believe is a resident of, any jurisdiction outside Canada or the United States of America to the extent that the issuance by the Bank or delivery by its transfer agent to that person, pursuant to an NVCC Automatic Conversion, of Common Shares would require the Bank to take any action to comply with securities, banking or analogous laws of that jurisdiction, and (ii) any person to the extent that the issuance by the Bank or delivery by its transfer agent to that person, pursuant to an NVCC Automatic Conversion, of Common Shares would cause the Bank to be in violation of any law to which the Bank is subject.

“Interest Payment Date” has the meaning specified in Section 205.

“Maturity Date” has the meaning specified in Section 202.

“Multiplier” is 1.5.

“Note Value” means the par value of a Note plus accrued and unpaid interest on such Note, expressed in Canadian dollars, as set forth in Section 702.  For the avoidance of doubt, the “par value” of a Note shall mean the principal amount of the Note.

“Notes” has the meaning specified in Section 201.

“NVCC Automatic Conversion” has the meaning specified in Section 702.

“Record Date” has the meaning specified in Section 205.

“Regulatory Event Date” means the date specified in a letter from the Superintendent to the Bank on which the Notes will no longer be recognized in full as eligible “Tier 2 Capital” or will no longer be eligible to be included in full as risk-based “Total Capital” on a consolidated basis under the guidelines for capital adequacy requirements for banks in Canada as interpreted by the Superintendent.

“Responsible Officer” when used with respect to the Trustees, means any officer assigned to the Corporate Trust Division of the applicable Trustee with direct responsibility for administration of this Indenture, and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of such person’s knowledge of and familiarity with the particular subject.

“Significant Shareholder” means any person who beneficially owns directly, or indirectly through entities controlled by such person or persons associated with or acting jointly or in concert with such person, a percentage of the total number of outstanding shares of a class of the Bank that is in excess of that permitted by the Bank Act (Canada).

“Tax Event” means:

(i) the Bank has received an opinion of independent counsel of recognized standing experienced in such matters to the effect that, (A) as a result of any change in the laws or regulations of Canada or any province or territory thereof or any authority or agency therein or thereof having power to tax which becomes effective on or after January 22, 2016, the Bank would be required to pay Additional Amounts; and (B) such obligation cannot be avoided by the Bank taking reasonable measures available to it; or

(ii) the Bank has received an opinion of independent counsel of recognized standing experienced in such matters to the effect that, as a result of, (A) any amendment to, clarification of, or change (including any announced prospective change) in, the laws, or any regulations thereunder, or any application or interpretation thereof, of Canada, or any political subdivision or taxing authority thereof or therein, affecting taxation; (B) any judicial decision, administrative pronouncement, published or private ruling, regulatory procedure, rule, notice, announcement, assessment or reassessment (including any notice or announcement of intent to adopt or issue such decision, pronouncement, ruling, procedure, rule, notice, announcement, assessment or reassessment) (collectively, an “administrative action”); or (C) any amendment to, clarification of, or change in, the official position with respect to or the interpretation of any administrative action or any interpretation or pronouncement that provides for a position with respect to such administrative action that differs from the theretofore generally accepted position, in each of cases (ii)(A)-(C), by any legislative body, court, governmental authority or agency, regulatory body or taxing authority, irrespective of the manner in which such amendment, clarification, change, administrative action, interpretation or pronouncement is made known, which amendment, clarification, change or administrative action is effective or which interpretation, pronouncement or administrative action is announced on or after the date of the issue of the Notes, there is more than an insubstantial risk (assuming any proposed or announced amendment, clarification, change, interpretation, pronouncement or administrative action is effective and applicable) that the Bank is, or may be, subject to more than a de minimis amount of additional taxes, duties or other governmental charges or civil liabilities because the treatment of any of its items of income, taxable income, expense, taxable capital or taxable paid up capital with respect to the Notes (including the treatment by the Bank of interest on the Notes) or the treatment of the Notes, as or as would be reflected in any tax return or form filed, to be filed, or otherwise could have been filed, will not be respected by a taxing authority.

“Trigger Event Notice” has the meaning specified in Section 704(a).

“Trust Indenture Legislation” means, at any time, statutory provisions relating to trust indentures and the rights, duties, and obligations of trustees under the trust indentures and of bodies corporate, including banks, issuing debt obligations under trust indentures to the extent that such provisions are at such time in force and applicable to the Indenture, and at the date of this First Supplemental Indenture means (i) the applicable provisions of the Bank Act (Canada) and any statute that may be substituted therefor as from time to time amended, and any other statute of Canada or a province thereof, and of regulations under any such statute, and (ii) the Trust Indenture Act.

“TSX” means Toronto Stock Exchange.

“VWAP Period” means the ten (10) consecutive trading days ending on the trading day preceding the date of a Non-Viability Trigger Event.

“Writing” means any written notice, request, direction, certificate, instruction, opinion or other document.

Section 103.	Canadian Trustee Required; Eligibility

Notwithstanding any provision of the Indenture, for so long as required by the Bank Act (Canada) or any other Canadian statute (including any successor statute), or until the Bank obtains an exemption from such requirements for purposes of the Indenture, there shall be a Canadian Trustee under the Indenture and, notwithstanding the eligibility requirements set forth in Section 609 of the Base Indenture, such Canadian Trustee shall be deemed to be eligible in accordance with Section 609 of the Base Indenture for so long as it is a corporation organized under the laws of Canada or any province thereof and authorized under such laws and the laws of the Province of Ontario to carry on trust business therein. If at any time the Canadian Trustee shall cease to be eligible in accordance with Article Six of the Base Indenture, it shall resign immediately in the manner and with the effect specified in such Article.

Section 104.	Appointment of Canadian Trustee.

The Bank hereby appoints the Canadian Trustee as Trustee for such series of Securities for which it shall be designated to act as Canadian Trustee by Bank Order delivered to it prior to the issuance of such series of Securities, as its agent to receive all the presentations, surrenders, notices and demands with respect to the Securities any such other series of Securities as are designated pursuant to Section 301 or Article Nine of the Base Indenture. The Canadian Trustee hereby accepts the foregoing appointment, and agrees to act as Trustee for any such series of Securities and as agent for the foregoing purposes, and, as such, agrees to become a party to, and be bound by the terms and provisions of, the Indenture.

Section 105.	Joint Trustees.

The rights, powers, duties and obligations conferred and imposed upon the Trustees are conferred and imposed upon and shall be exercised and performed by the Trustee and the Canadian Trustee individually, except to the extent the Trustees are required under Trust Indenture Legislation to perform such acts jointly, and neither Trustee shall be liable or responsible for the acts or omissions of the other Trustee.

Unless the context implies or requires otherwise, any Writing delivered pursuant to any provision of the Indenture to any of the Trustee or the Canadian Trustee shall be deemed for all purposes of the Indenture as delivery of such Writing to the Trustees. Each such Trustee in receipt of such Writing shall notify such other Trustee of its receipt of such Writing within two Business Days of such receipt provided, however, that any failure of such Trustee in receipt of such Writing to so notify such other Trustee shall not be deemed as a deficiency in the delivery of such Writing to the Trustees.

Section 106.	Eligibility of Canadian Trustee.

The Canadian Trustee hereby represents and warrants to the Bank that it is qualified and eligible under Article Six of the Base Indenture to act as Canadian Trustee.

Section 107.	Notice of Defaults.

The Canadian Trustee shall not be deemed to have notice of any Event of Default unless a Responsible Officer of the Canadian Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a default is received by the Canadian Trustee at the Corporate Trust Office of the Canadian Trustee, and such notice references the Securities and the Indenture.

Section 108.	Entitlement to Benefits of the Base Indenture.

The Canadian Trustee shall be entitled to all of the rights, privileges, protections, immunities and benefits given to the Trustee in the Base Indenture.

Section 109.	Resignation and Removal of Canadian Trustee.

If a Canadian Trustee under the Indenture is no longer required under the Bank Act (Canada) or any other Canadian statute (including any successor statute), or the Bank obtains an exemption from such requirements for purposes of the Indenture, then the Bank, by a Board Resolution, may remove the Canadian Trustee with 30 days’ written notice to the Canadian Trustee.

Section 110.	Conflict with Trust Indenture Act.

If any provision hereof limits, qualifies or conflicts with a provision of the Trust Indenture Act that is required under the Trust Indenture Act to be a part of and govern the Indenture, the latter provision shall control.  If any provision of this First Supplemental Indenture modifies or excludes any provision of the Trust Indenture Act that may be so modified or excluded, the latter provision shall be deemed to apply to this First Supplemental Indenture as so modified or to be excluded, as the case may be.

Section 111.	Separability Clause.

In case any provision in this First Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 112.	Effect of Headings and Table of Contents.

The Article and Section headings herein and the Table of Contents are for convenience only and shall not affect the Construction hereof.

Section 113.	Benefits of First Supplemental Indenture.

Nothing in this First Supplemental Indenture or in the Notes, express or implied, shall give to any Person, other than the parties hereto and their successors hereunder and the Holders, any benefit or any legal or equitable right, remedy or claim under this First Supplemental Indenture.

Section 114.	Governing Law.

This First Supplemental Indenture shall be governed by and construed in accordance with the law of the State of New York, except for Sections 701, 702, 703, 704, 705, 706, 707, 708 and 709, which shall be governed by and construed in accordance with the laws of the Province of Ontario and the Federal laws of Canada applicable therein.

ARTICLE TWO

THE NOTES

Section 201.	Designation and Principal Amount.

The Securities may be issued from time to time upon a Bank Order for the authentication and delivery of Securities pursuant to Section 303 of the Base Indenture. There is hereby authorized a series of Securities designated as the 4.650% Non-Viability Contingent Capital Subordinated Notes due 2026 (the “Notes”) having an initial aggregate principal amount of $1,500,000,000 (except for Notes authenticated and delivered upon registration or transfer of, or in exchange for, or in lieu of, other Notes pursuant to Sections 304, 305, 306, 906 or 1107 of the

Base Indenture and except for Notes which, pursuant to Section 303 of the Base Indenture are deemed to never have been authenticated and delivered under the Base Indenture).

Section 202.	Maturity.

The date upon which the Notes shall become due and payable at final maturity, together with any accrued and unpaid interest then owing, is January 27, 2026 (the “Maturity Date”).

Section 203.	Form, Payment and Appointment.

Except as provided in Section 305 of the Base Indenture, the Notes will be issued only in book-entry form and will be represented by one or more Global Notes (as defined below) registered in the name of or held by DTC or its nominee. Principal or the Redemption Price, if any, of a Note shall be payable to the Person in whose name that Note is registered on the Maturity Date or Redemption Date, as the case may be, provided that principal of, the Redemption Price, if any, of and interest on the Notes represented by one or more Global Notes registered in the name of or held by DTC or its nominee will be payable in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such Global Notes. The principal of any certificated Notes will be payable at the Place of Payment set forth below; provided, however, that payment of interest may be made at the option of the Bank by check mailed to the Person entitled thereto at such address as shall appear in the Security Register or by wire transfer to an account appropriately designated by the Person entitled to payment.

The Notes shall have such other terms as are set forth in the form thereof attached hereto as Exhibit A.

The Security Registrar, Authenticating Agent and Paying Agent for the Notes shall be the Trustee.

The Place of Payment for the Notes shall initially be the Corporate Trust Office of the Trustee.

The Notes will be issuable and may be transferred only in minimum denominations of $1,000 and any integral multiple thereof. The amounts payable with respect to the Notes shall be payable in U.S. dollars.

Section 204.	Global Note.

The Notes shall be issued initially in the form of one or more fully registered global notes (each such global note, a “Global Note”) deposited with DTC or its designated custodian or such other Depositary as any officer of the Bank may from time to time designate. Unless and until a Global Note is exchanged for Notes in certificated form, such Global Note may be transferred, in whole but not in part, and any payments on the Notes shall be made, only to DTC or a nominee of DTC, or to a successor Depositary selected or approved by the Bank or to a nominee of such successor Depositary.

Section 205.	Interest.

The Notes shall bear interest on their principal amount at the rate of 4.650% per annum. The Notes will be payable semi-annually in arrears on January 27 and July 27 of each year, commencing July 27, 2016, or if any such day is not a Business Day, the next Business Day (but no interest will accrue as a result of that postponement), to the Holders of the Notes at the close of business on the immediately preceding January 12 and July 12 (whether or not a Business Day), as the case may be (each such date, an “Interest Payment Date”). Interest shall at all times be computed on the basis of a 360-day year consisting of twelve 30-day months. The record date for the Notes shall be the fifteenth calendar day, whether or not a Business Day, immediately preceding the related Interest Payment Date.

Section 206.	Satisfaction and Discharge.

The provisions of Article Four of the Base Indenture shall not be applicable to the Notes; however, the following shall apply to the Notes:

The Indenture shall upon Bank Request cease to be of further effect, and either the Trustee or the Canadian Trustee or both, at the expense of the Bank, shall execute proper instruments acknowledging satisfaction and discharge of the Indenture, when (a) all Notes theretofore authenticated and delivered (other than (i) Notes which have been mutilated, destroyed, lost or stolen and which have been replaced or paid as provided in Section 306 of the Base Indenture and (ii) Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Bank and thereafter repaid to the Bank or discharged from such trust, as provided in Section 1003 of the Base Indenture) have been delivered to a Trustee for cancellation; (b) the Bank has paid or caused to be paid all other sums payable hereunder by the Bank; and (c) the Bank has delivered to the Trustees an Officers’ Certificate stating that all conditions precedent herein provided for relating to the satisfaction and discharge of the Indenture have been complied with.

Notwithstanding the satisfaction and discharge of the Indenture, the obligations of the Bank to the Trustees under Section 607 of the Base Indenture shall survive.

Section 207.	No Repayment at the Option of Holders.

The provisions of Article Twelve of the Base Indenture relating to purchases or repayments of Securities by the Bank at the option of the Holder shall not be applicable to the Notes.

Section 208.	No Sinking Fund.

The provisions of Article Thirteen of the Base Indenture relating to sinking funds shall not be applicable to the Notes.

Section 209.	Defeasance and Covenant Defeasance.

The provisions of Article Fourteen of the Base Indenture relating to Defeasance and Covenant Defeasance shall not be applicable to the Notes.

ARTICLE THREE

FORM OF NOTES

Section 301.	Form of Notes.

The Notes and the Trustee’s certificate of authentication thereon are to be substantially in the form attached as Exhibit A hereto, with such changes therein as the officer of the Bank executing the Notes (by manual or facsimile signature) may approve, such approval to be conclusively evidenced by such officer’s execution thereof.

ARTICLE FOUR

ISSUE OF NOTES

Section 401.	Original Issue of Notes.

Notes having an aggregate principal amount of $1,500,000,000 may from time to time, upon execution of this First Supplemental Indenture, be executed by the Bank and delivered to the Trustees for authentication, and upon Bank Order the Trustee shall thereupon authenticate and deliver said Notes in accordance with a Bank Order pursuant to Section 303 of the Base Indenture without any further action by the Bank (other than as required by the Base Indenture).

Section 402.	Additional Issues of Notes.

The Bank may from time to time, without notice to or the consent of the Holders of the Notes, issue additional Notes, which Notes will rank pari passu with the Notes and be identical in all respects as the Notes previously issued (other than issue date, issue price and, if applicable, the first interest payment date and the initial interest accrual date) in order that such additional Notes may be consolidated and form a single series with the Notes outstanding immediately prior to the issuance of such additional Notes and have the same terms as to status, redemption or otherwise as the Notes. Such additional Notes may have the same or different CUSIP numbers than the Notes issued on the date hereof or no CUSIP number, as the case may be.

ARTICLE FIVE

REMEDIES

Section 501.	Events of Default.

For greater certainty, except as set forth in this Article, Article Five of the Base Indenture applies to the Notes.

Notwithstanding any other provisions of the Indenture, and for greater certainty, none of (i) a default in the payment of interest on the Notes, (ii) a default in the performance of any other covenant of the Bank in the Indenture or (iii) the occurrence of an NVCC Automatic Conversion shall constitute an Event of Default under the Indenture or the Notes.

In addition, by acquiring any Note, each Holder and Beneficial Owner of such Note or any interest therein, including any person acquiring any such Note or interest therein after the date hereof, irrevocably acknowledges and agrees with and for the benefit of the Bank and the Trustees that neither an NVCC Automatic Conversion nor a Non-Viability Trigger Event shall give rise to a default for purposes of Section 315(b) (Notice of Default) and Section 315(c) (Duties of the Trustee in Case of Default) of the Trust Indenture Act.

Section 502.	Acceleration of Maturity; Rescission and Annulment.

The first paragraph of Section 502 of the Base Indenture shall be replaced with the following for purposes of the Notes: If an Event of Default with respect to the Outstanding Notes occurs and is continuing and a Non-Viability Trigger Event has not occurred, then in every such case either Trustee or the Holders of not less than 25% in principal amount of the Outstanding Notes may declare the principal amount of all Notes and accrued and unpaid interest thereon to be due and payable immediately, by a notice in writing to the Bank (and to the Trustees if given by Holders), and upon any such declaration such principal amount shall become immediately due and payable.

Section 503.	Bank Act Limitation on Payment.

If any provisions (herein referred to as “Early Payment Restrictions”) contained, from time to time, in the Bank Act (Canada) or in any rules, regulations, orders or guidelines passed pursuant thereto or in connection therewith or guidelines issued by the Superintendent in relation thereto shall limit the right of the Bank to pay the Securities on or before a date prescribed by Early Payment Restrictions, Sections 501, 502, 503, 507 and 508 of the Base Indenture shall be subject to such Early Payment Restrictions; provided that so long as any Early Payment Restriction shall be applicable to any Securities, the Trustees shall take such action as shall not be precluded by the Early Payment Restrictions and as it shall deem appropriate, or as it shall be directed to take by the Holders pursuant to Section 512 of the Base Indenture, to preserve and protect the interests of Holders of Securities then outstanding to which the Early Payment Restrictions are applicable and to obtain or collect all amounts to which they may be entitled and to distribute the same to them at the earliest time permitted by the Early Payment Restrictions, such action to include, without limitation, the filing and proving of claims with respect to the Securities then outstanding to which the Early Payment Restrictions are applicable in any insolvency or winding up proceedings relating to the Bank and the enforcement of such claims on behalf of the Holders of such Securities.

ARTICLE SIX

COVENANTS APPLICABLE TO THE NOTES

Section 601.	Restriction on Subordinated Indebtedness.

The Bank shall not create, issue or incur any Indebtedness subordinate in right of payment to the deposit liabilities of the Bank which, in the event of the insolvency or winding-up of the Bank, would rank in right of payment in priority to the Notes.

Section 602.	Additional Amounts.

(a)           The Bank shall pay any amounts to be paid by or on behalf of the Bank in respect of the Notes (whether in respect of principal, interest or otherwise) free and clear of and without withholding or deduction for or on account of any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of Canada, any province or territory or political subdivision thereof or any authority or agency therein or thereof having power to tax, unless the withholding or deduction of such taxes, duties, assessments or governmental charges is required by law or the interpretation or administration thereof by the relevant government authority. At any time a Canadian taxing jurisdiction requires the Bank to deduct or withhold for or on account of taxes from any payment made under or in respect of the Notes, the Bank will pay such additional amounts (“Additional Amounts”) as may be necessary so that the net amounts received by each Holder (including Additional Amounts), after such deduction or withholding, shall not be less than the amount such Holder would have received had no such deduction or withholding been required.

(b)           However, no Additional Amounts will be payable with respect to a payment made to a Holder, or of a right to receive payment in respect thereto (a “Payment Recipient”), which is referred to herein as an “Excluded Holder,” in respect of any taxes imposed because the Holder or Payment Recipient:

(i)	is someone with whom the Bank does not deal at arm’s length (within the meaning of the Income Tax Act (Canada)) at the time of making such payment;

(ii)
is subject to such taxes by reason of its being connected presently or formerly with Canada or any province or territory thereof other than by reason of the activity of the Holder in connection with purchasing such Note, the holding of such Note or the receipt of payments thereunder;

(iii)	is, or does not deal at arm’s length with a person who is, a “specified shareholder” (as defined in subsection 18(5) of the Income Tax Act (Canada)) of the Bank;

(iv)
presents such Note for payment (where presentation is required) more than 30 days after the relevant date (except to the extent that the Holder thereof would have been entitled to such Additional Amounts on presenting a Note for payment on the last day of such 30 day period); for this purpose, the “relevant date” in relation to any payments on any Note means:

(a)	the due date for payment thereof, or

(b)
if the full amount of the monies payable on such date has not been received by the Trustees on or prior to such due date, the date on which the full amount of such monies has been received and notice to that effect is given to Holders of the Notes in accordance with the indenture;

(v)
could lawfully avoid (but has not so avoided) such withholding or deduction by complying, or requiring that any agent comply with, any statutory requirements necessary to establish qualification for an exemption from withholding or by making, or requiring that any agent make, a declaration of non-residence or other similar claim for exemption to any relevant tax authority; or

(vi)
is subject to deduction or withholding on account of any tax, assessment, or other governmental charge that is required by Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended, any regulation, official pronouncement, or agreement thereunder, official interpretations thereof, or any law implementing an intergovernmental approach thereto, whether currently in effect or as published and amended from time to time.

For the avoidance of doubt, the Bank has no obligation to pay to Holders any Additional Amounts on any tax which is payable otherwise than by deduction or withholding from payments made under or in respect of the Notes.

(c)           The Bank will also make such withholding or deduction and remit the full amount deducted or withheld to the relevant authority in accordance with applicable law.  The Bank will furnish to the Trustees, within 30 days after the date the payment of any taxes is due pursuant to applicable law, certified copies of tax receipts evidencing that such payment has been made or other evidence of such payment satisfactory to the Trustees.  The Bank shall indemnify and hold harmless each Holder (other than an Excluded Holder) and upon written request reimburse each such Holder for the amount of (x) any taxes so levied or imposed and paid by such Holder as a result of payments made under or with respect to the Notes, and (y) any taxes levied or imposed and paid by such Holder with respect to any reimbursement under (x) above, but excluding any such taxes on the net income or capital of such Holder.

ARTICLE SEVEN

NVCC AUTOMATIC CONVERSION

Section 701.	NVCC Automatic Conversion.

For greater certainty, Article Sixteen of the Base Indenture applies to the Notes.

Section 702.	Conversion Rate.

Upon the occurrence of a Non-Viability Trigger Event, each outstanding Note will automatically and immediately be converted, on a full and permanent basis, into a number of Common Shares equal to the quotient obtained by dividing (a) the Multiplier multiplied by the Note Value, by (b) the Conversion Price (rounding down, if necessary, to the nearest whole number of Common Shares) (an “NVCC Automatic Conversion”).

In determining the Note Value of any Note, the par value thereof and any accrued and unpaid interest thereon shall be converted from U.S. dollars into Canadian dollars on the basis of the closing exchange rate between Canadian dollars and U.S. dollars (in Canadian dollars per U.S. dollar) reported by the Bank of Canada on the date immediately preceding the date of the Non-Viability Trigger Event (or if not available on such date, the date on which such closing rate was last available prior to such date). If such exchange rate is no longer reported by the Bank of Canada, the relevant exchange rate for calculating the Note Value in Canadian dollars shall be the simple average of the closing exchange rates between Canadian dollars and U.S. dollars (in

 Canadian dollars per U.S. dollar) quoted at approximately 4:00 p.m., New York City time, on such date by three major banks selected by the Bank.

Section 703.	Time of NVCC Automatic Conversion.

An NVCC Automatic Conversion is deemed to be effected immediately following the occurrence of a Non-Viability Trigger Event and the rights of the holder of such Notes as the holder thereof shall cease at such time and the person or persons entitled to receive Common Shares upon an NVCC Automatic Conversion shall be treated for all purposes as having become the holder or holders of record of such Common Shares at such time. Subject to Section 705, as promptly as practicable after the occurrence of a Non-Viability Trigger Event, the Bank shall announce the NVCC Automatic Conversion by way of a press release and shall give notice of the NVCC Automatic Conversion in accordance with the provisions of Section 106 of the Base Indenture to the then Holders of Notes and the Trustees. From and after the NVCC Automatic Conversion, the Notes shall cease to be outstanding, the holders thereof shall cease to be entitled to interest thereon, and any certificates representing the Notes shall represent only the right to receive upon surrender thereof certificates representing the applicable number of Common Shares specified in Section 702. An NVCC Automatic Conversion shall be mandatory and binding upon both the Bank and all Holders of the Notes notwithstanding anything else including, without limitation: (a) any prior action to or in furtherance of a redemption of the Notes pursuant to the Indenture; and (b) any delay or impediment to the issuance or delivery of the Common Shares to the Holders of the Notes.

Section 704.	NVCC Automatic Conversion Procedure.

(a)           Upon the occurrence of a Non-Viability Trigger Event, the Bank shall promptly deliver a notice to DTC informing it of such occurrence and of the resulting NVCC Automatic Conversion (a “Trigger Event Notice”) and shall deliver a copy of the Trigger Event Notice to the Trustees. Within two Business Days of its receipt of the Trigger Event Notice, the Trustees shall, acting pursuant to the Indenture, transmit such notice to the direct participants of DTC holding the Notes at such time.

(b)           If the Notes are held in definitive form at the time of the NVCC Automatic Conversion, the Bank will provide Holders of the Notes with a notice describing, among other things, how the Bank intends to deliver the evidence of beneficial ownership of the Common Shares and requesting such Holders to provide the Bank with their relevant securities account information for purposes of receiving such evidence of beneficial ownership.

(c)           The Bank shall have no liability to any Holder or Beneficial Owner of the Notes from any delay in the receipt of the evidence of beneficial ownership of the Common Shares resulting from the Bank’s compliance with applicable operational and corporate law requirements.

Section 705.	Right Not to Deliver Common Shares.

Upon an NVCC Automatic Conversion, the Bank reserves the right not to deliver some or all, as applicable, of the Common Shares issuable thereupon to any Ineligible Person or any Person who, by virtue of the operation of the NVCC Automatic Conversion, would become a Significant Shareholder through the acquisition of Common Shares.  In such circumstances, the

Bank will hold, as agent for such Persons, the Common Shares that would have otherwise been delivered to such Persons and will attempt to facilitate the sale of such Common Shares to parties other than the Bank and its Affiliates on behalf of such Persons through a registered dealer to be retained by the Bank on behalf of such Persons.  Those sales (if any) may be made at any time and at any price.  The Bank will not be subject to any liability for failure to sell such Common Shares on behalf of such persons or at any particular price on any particular day.  The net proceeds received by the Bank from the sale of any such Common Shares will be divided among the applicable persons in proportion to the number of Common Shares that would otherwise have been delivered to them upon the NVCC Automatic Conversion after deducting the costs of sale and any applicable withholding taxes. The Bank will deliver a check or send a wire transfer in immediately available funds representing the aggregate net proceeds to DTC (if the Common Shares are then held in the form of one or more global securities) or in all other cases to such Persons in accordance with the regular practices and procedures of DTC or otherwise.

Section 706.	Fractional Shares.

In any case where the aggregate number of Common Shares to be issued to a Holder of Notes pursuant to an NVCC Automatic Conversion includes a fraction of a Common Share, such number of Common Shares to be issued to such Holder shall be rounded down to the nearest whole number of Common Shares and no cash payment shall be made in lieu of such fractional Common Share.

Section 707.	Recapitalizations, Reclassifications and Changes in the Common Shares.

In the event of a capital reorganization, consolidation, merger or amalgamation of the Bank or comparable transaction affecting the Common Shares, the Bank will take necessary action to ensure that Holders of Notes receive, pursuant to an NVCC Automatic Conversion, the number of Common Shares or other securities that such Holders would have received if the NVCC Automatic Conversion occurred immediately prior to the record date for such event.

Section 708.	Adjustments.

(a)           In the event of a Common Share Reorganization, the Floor Price shall be adjusted so that it will equal the price determined by multiplying the Floor Price in effect immediately prior to such effective date or record date of such event by a fraction:

(1)           the numerator of which will be the total number of Common Shares outstanding on such effective date or record date before giving effect to such Common Share Reorganization; and

(2)           the denominator of which will be the total number of Common Shares outstanding immediately after giving effect to such Common Share Reorganization (including, in the case where securities exchangeable for or convertible into Common Shares are distributed, the number, without duplication, of Common Shares that would have been outstanding had all such securities been exchanged for or converted into Common Shares on such effective date or record date).

The adjustment shall be calculated to the nearest one-tenth of one cent provided that no adjustment of the Floor Price shall be required unless such adjustment would require an increase or decrease of at least 1% of the Conversion Price then in effect.

(b)           In any case in which Section 707 or this Section 708 requires that an adjustment will become effective immediately after a record date for an event referred to therein or herein, the Bank may defer, until the occurrence of such event, issuing to the Holders of any Notes upon a NVCC Automatic Conversion occurring after such record date and before the occurrence of such event, any additional Common Shares issuable upon such conversion by reason of the adjustment required by such event; provided, however, that the Bank will deliver to such Holder evidence of such Holder’s right to receive such additional Common Shares upon the occurrence of such event and the right to receive any dividends or other distributions made on such additional Common Shares declared in favor of holders of record of Common Shares on and after the date of the NVCC Automatic Conversion or such later date on which such Holder would, but for the provisions of this Section 708(b), have become the holder of record of such additional Common Shares.

(c)           If the Bank sets a record date to take any action that would require an adjustment provided for in Section 707 or this Section 708 and before the taking of such action, the Bank abandons its plan to take such action, then no such adjustment shall be made.

(d)           The Bank will from time to time, immediately after the occurrence of any Common Share Reorganization or other event that requires an adjustment or readjustment as provided in Section 707 or this Section 708, deliver an Officers’ Certificate of the Bank to the Trustees specifying the nature of the event requiring the same and the amount of the adjustment or readjustment necessitated thereby and setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based, and the Trustees shall be entitled to act and rely upon such Officers’ Certificate of the Bank. Such Officers’ Certificate of the Bank and the amount of the adjustment or readjustment specified therein will be conclusive and binding on all parties in interest. Until such Officers’ Certificate of the Bank is received by the Trustees, the Trustees may act and be protected in acting on the presumption that no adjustment or readjustment has been made or is required. Except in respect of any Common Share Reorganization, the Bank will forthwith give notice to the Holders of Notes specifying the event requiring such adjustment or readjustment and the amount thereof, including the resulting Floor Price.

Section 709.	General.

(a)           Upon an NVCC Automatic Conversion, any accrued and unpaid interest, together with the principal amount of the Notes, will be deemed paid in full by the issuance of Common Shares upon such conversion and the Holders of Notes shall have no further rights and the Bank shall have no further obligations under the Indenture. If tax is required to be withheld from such payment of interest in the form of Common Shares, the number of Common Shares received by a Holder of Notes shall reflect an amount net of any applicable withholding tax.

(b)           Notwithstanding any other provision of the Indenture or the Notes, the conversion of the Notes in connection with an NVCC Automatic Conversion shall not be an Event of Default and the only consequence of a Non-Viability Trigger Event shall be the conversion of such Notes into Common Shares.

Section 710.	Agreements of Holders and Beneficial Owners of Notes.

By acquiring any Note, each Holder and Beneficial Owner of such Note or any interest therein, including any person acquiring any such Note or interest therein after the date hereof, irrevocably acknowledges and agrees with and for the benefit of the Bank and the Trustees as follows:

(a)           that an NVCC Automatic Conversion upon the occurrence of a Non-Viability Trigger Event shall not constitute an Event of Default under the terms of the Notes or the Indenture, and following an NVCC Automatic Conversion no Holder or Beneficial Owner of the Notes will have any rights against the Bank with respect to the repayment of the principal of, or interest on, the Notes;

(b)           that, upon an NVCC Automatic Conversion, (i) the Trustees shall not be required to take any further directions from Holders or Beneficial Owners of the Notes under the Indenture and (ii) the Indenture shall impose no duties upon the Trustees whatsoever with respect to conversion of the Notes into Common Shares upon a Non-Viability Trigger Event (except for the delivery of a notice by the Trustees to participants of DTC following a Non-Viability Trigger Event pursuant to Section 704(a) hereof);

(c)           that such Holder or Beneficial Owner authorizes, directs and requests DTC and any direct participant in DTC or other intermediary through which it holds such Notes to take any and all necessary action, if required, to implement the conversion of the Notes into Common Shares upon a Non-Viability Trigger Event without any further action or direction on the part of such Holder or such Beneficial Owner; and

(d)           that such Holder or Beneficial Owner acknowledges and agrees that all authority conferred or agreed to be conferred by any Holder and Beneficial Owner pursuant to the provisions described above shall be binding upon the successors, assigns, heirs, executors, administrators, trustees in bankruptcy and legal representatives of each Holder and Beneficial Owner of a Note or any interest therein.

ARTICLE EIGHT

REDEMPTION OF NOTES

Section 801.	Applicability of Article Eleven of the Base Indenture.

The provisions of Article Eleven of the Base Indenture shall be applicable to the Notes, except as modified herein.

Section 802.	Regulatory Redemption.

The Bank may, at its option, with the prior written approval of the Superintendent, redeem the Notes, in whole but not in part, from time to time, at any time within 90 days following a Regulatory Event Date, on not less than 30 nor more than 60 days’ prior notice to the Holders of the Notes, at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest to, but excluding, the Redemption Date. Any Notes redeemed by the Bank will be cancelled and will not be re-issued.

Section 803.	Tax Redemption.

The Bank may, at its option, with the prior written approval of the Superintendent, redeem the Notes, in whole but not in part, from time to time, at any time following the occurrence of a Tax Event, on not less than 30 nor more than 60 days’ prior notice to the Holders of the Notes, at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest to, but excluding, the Redemption Date. Any Notes redeemed by the Bank will be cancelled and will not be re-issued.

Section 804.	Mandatory Redemption; Open Market Purchases.

The Bank shall not be required to make mandatory redemption payments or sinking fund payments with respect to the Notes. At any time the Bank may, with the prior written approval of the Superintendent, purchase Notes by tender offer, open market purchases, negotiated transactions or otherwise in accordance with applicable securities laws and regulations, so long as such acquisition does not otherwise violate the terms of the Indenture, upon such terms and at such prices as the Bank may determine. Notwithstanding the foregoing, any Subsidiary of the Bank may purchase Notes in the ordinary course of its business of dealing in securities.

Section 805.	Notice of Redemption.

A notice of redemption delivered in respect of the Notes pursuant to Section 1104 of the Base Indenture shall be irrevocable, except that the occurrence of a Non-Viability Trigger Event prior to the date fixed for redemption shall automatically rescind such notice of redemption and, in such circumstances, no Notes shall be redeemed and no payment in respect of the Notes shall be due and payable.

ARTICLE NINE

MISCELLANEOUS

Section 901.	Ratification of Base Indenture.

The Base Indenture, as supplemented by this First Supplemental Indenture, is in all respects ratified and confirmed, and this First Supplemental Indenture shall be deemed part of the Base Indenture in the manner and to the extent herein and therein provided.

Section 902.	Conflict with Base Indenture.

If any provision of this First Supplemental Indenture relating to the Notes is inconsistent with any provision of the Base Indenture, such provision of this First Supplemental Indenture shall control.

Section 903.	Execution in Counterparts.

This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

Section 904.	Indenture and Notes Solely Corporate Obligations.

No recourse under or upon any obligation, covenant or agreement of the Indenture or of Notes, or for any claim based thereon or otherwise in respect thereof, shall be had against any incorporator, shareholder, officer or director, as such, past, present or future, of the Bank or of any successor corporation, either directly or through the Bank, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise; it being expressly understood that the Indenture and the Notes are solely corporate obligations, and that no such personal liability whatever shall attach to, or is or shall be incurred by, the incorporators, shareholders, officers or directors, as such, of the Bank or of any successor corporation, or any of them, because of the creation of the indebtedness hereby authorized, or under or by reason of the obligations, covenants or agreements contained in the Indenture or the Notes or implied therefrom; and that any and all such personal liability, either at common law or in equity or by constitution or statute, of, and any and all such rights and claims against, every such incorporator, shareholder, officer or director, as such, because of the creation of the indebtedness hereby authorized, or under or by reason of the obligations, covenants or agreements contained in the Indenture or in the Notes or implied therefrom, are hereby expressly waived and released as a condition of, and as a consideration for, the execution of this First Supplemental Indenture and the issue of the Notes.

Section 905.	Agreement of Subsequent Investors.

Holders or Beneficial Owners of Notes that acquire the Notes in the secondary market shall be deemed to acknowledge, agree to be bound by and consent to the same provisions specified in the Indenture to the same extent as the Holders or Beneficial Owners of the Notes that acquire the Notes upon their initial issuance, including, without limitation, with respect to the acknowledgement and agreement to be bound by and consent to the terms of the Notes, including in relation to any NVCC Automatic Conversion.

Section 906.	Waiver of Jury Trial.

EACH OF THE BANK AND THE TRUSTEES HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS FIRST SUPPLEMENTAL INDENTURE, THE NOTES OR THE TRANSACTION CONTEMPLATED HEREBY.

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed, all as of the day and year first above written.

ROYAL BANK OF CANADA

By:	/s/ James Salem
Name: James Salem
Title: Executive Vice-President and Treasurer

By:	/s/ David M. Power
Name: David M. Power
Title: Vice-President, Corporate Treasury

THE BANK OF NEW YORK MELLON, as Trustee

By:	/s/ James Briggs
Name: James Briggs
Title: Vice President

BNY TRUST COMPANY OF CANADA, as Canadian Trustee

By:	/s/ Farhan Mir
Name: Farhan Mir
Title: Authorized Signatory

Exhibit A

Form of Global Note

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF.  THIS SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”) TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER NAME, ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

________________

ROYAL BANK OF CANADA

4.650% Non-Viability Contingent Capital Subordinated Notes due 2026

Subordinated Indebtedness

This security will not constitute a deposit that is insured under the Canada Deposit Insurance Corporation Act or by the
United States Federal Deposit Insurance Corporation.

No.: [●]	CUSIP No.: 780082AD5

Issue Date: [●]	Stated Maturity: January 27, 2026

Royal Bank of Canada, a Schedule I bank under the Bank Act (Canada) (herein called the “Bank”, which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to The Bank of New York Mellon, or registered assigns, the principal sum of FIVE HUNDRED MILLION Dollars ($500,000,000) on January 27, 2026, and to pay interest thereon semi-annually in arrears on January 27 and July 27 of each year (each, an Interest Payment Date), commencing July 27, 2016, or if any such day is not a Business Day, the next Business Day (but no interest will accrue as a result of that postponement), at the rate of 4.650% per annum until the principal hereof is paid or made available for payment.

Interest shall be computed on the basis of a 360-day year comprised of twelve 30-day months.

The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be the January 12 and July 12 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date.  Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustees, notice whereof shall be given to Holders of Securities of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

Notwithstanding any provision of this Security or the Indenture, if any amount of principal, premium or interest would otherwise be due on this Security on a day (the “Specified Day”) that is not a Business Day, such amount may be paid or made available for payment on the next succeeding Business Day with the same force and effect as if such amount were paid on the Specified Day (but no interest will accrue as a result of that postponement).

For the purposes of this Security, “Business Day” means any day other than a Saturday or Sunday or a day on which banking institutions in the City of New York and the City of Toronto are authorized or required by law or executive order to close.

The Bank may make any and all payments of principal, premium and interest on this Security pursuant to the applicable procedures of the Depositary for this Security as permitted in the Indenture.

Upon the occurrence of a Non-Viability Trigger Event, this Security will automatically and immediately be converted, on a full and permanent basis, into a number of Common Shares in the manner specified in Section 9(b) of the reverse of this Security (an “NVCC Automatic Conversion”).  By acquiring this Security, any Holder or Beneficial Owner of this Security or any interest herein, including any person acquiring this Security or interest herein after the date hereof, irrevocably consents to the principal amount of this Security and any accrued and unpaid interest thereon being deemed paid in full by the issuance of Common Shares upon the occurrence of a Non-Viability Trigger Event and the resulting NVCC Automatic Conversion, which occurrence and resulting NVCC Automatic Conversion shall occur without any further action on the part of such Holder or Beneficial Owner or the Trustees.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Bank has caused this instrument to be duly executed.

ROYAL BANK OF CANADA

Dated:	By:
Name:
Title:

By:
Name:
Title:

CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

THE BANK OF NEW YORK MELLON, as Trustee

Dated:	By:
Name:
Title:

[REVERSE OF SECURITY]

1.	Securities and the Indenture

This Security is one of a duly authorized issue of securities of the Bank (herein called the “Securities”), issued and to be issued in one or more series under an Indenture, dated as of January 27, 2016 (herein called the “Base Indenture”), between the Bank and The Bank of New York Mellon, as Trustee (herein called the “Trustee”, which term includes any successor trustee under the Indenture), as supplemented by the First Supplemental Indenture, dated as of January 27, 2016 (herein called the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), among the Bank, the Trustee, and BNY Trust Company of Canada, as Canadian Trustee (herein called the “Canadian Trustee” and, together with the Trustee, the “Trustees”, which term includes any successor trustee under the Indenture), and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Bank, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered.  This Security is one of the series designated on the face hereof initially limited in aggregate principal amount to $1,500,000,000, provided that the Bank may, without the consent of any Holder, at any time and from time to time, increase the initial principal amount.

2.	Optional Redemption; No Sinking Fund; Defeasance and Covenant Defeasance

The Securities of this series are subject to redemption upon not less than 30 days’ and not more than 60 days’ prior notice, in whole but not in part, at the election of the Bank, at any time (i) within 90 days following a Regulatory Event Date, or (ii) following the occurrence of a Tax Event, in each case, at par, together with accrued and unpaid interest to, but excluding, the date fixed for redemption.

This Security will not be subject to, or entitled to the benefit of, any sinking fund.

The provisions of Article Fourteen of the Base Indenture relating to Defeasance and Covenant Defeasance shall not be applicable to this Security.

3.	Subordination

The indebtedness evidenced by this Security is, to the extent provided in the Indenture, subordinate and subject in right of payment to the prior payment in full of all Indebtedness, other than Subordinated Indebtedness, and this Security is issued subject to the provisions of the Indenture with respect thereto.  Each Holder of this Security, by accepting the same, (a) agrees to and shall be bound by such provisions, (b) authorizes and directs the Trustees on his or her behalf to take such actions as may be necessary or appropriate to effectuate the subordination so provided and (c) appoints the Trustees his or her attorneys-in-fact for any and all such purposes.  Each Holder hereof, by his or her acceptance hereof, waives all notice of the acceptance of the subordination provisions contained herein and in the Indenture by each holder of Indebtedness, other than

Subordinated Indebtedness, whether now outstanding or hereafter created, incurred, assumed or guaranteed, and waives reliance by each such holder upon said provisions.

4.	Repayment at the Option of the Holder

This Security will not be subject to repayment at the option of the Holder.

5.	Modification and Waiver

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Bank and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Bank and the Trustees with the consent of the Holders of a majority in principal amount of the Securities at the time Outstanding of each series to be affected.  The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Bank with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences.  Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and the Persons who are Beneficial Owners of interests represented hereby, and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

6.	Default

If an Event of Default with respect to the Outstanding Securities of this series occurs and is continuing and a Non-Viability Trigger Event has not occurred, then in every such case either Trustee or the Holders of not less than 25% in principal amount of the Outstanding Securities of this series may declare the principal amount of all Securities of this series and accrued and unpaid interest thereon to be due and payable immediately, by a notice in writing to the Bank (and to the Trustees if given by Holders), and upon any such declaration such principal amount shall become immediately due and payable.

For greater certainty, none of (i) a default in the payment of interest on this Security, (ii) a default in the performance of any other covenant of the Bank in the Indenture or (iii) the occurrence of an NVCC Automatic Conversion shall constitute an Event of Default under the Indenture or this Security.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Bank, which is absolute and unconditional, to pay the principal of and any premium and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.

If any provisions (“Early Payment Restrictions”) contained, from time to time, in the Bank Act (Canada) or in any rules, regulations, orders or guidelines passed pursuant thereto or in connection therewith or guidelines issued by the Superintendent in relation thereto shall limit the right of the Bank to pay the Securities on or before a date prescribed by Early Payment Restrictions, Sections 501, 502, 503, 507 and 508 of the Base Indenture shall be subject to such Early Payment Restrictions; provided that so long as any Early Payment Restriction shall be applicable to any Securities, the Trustees shall take such action as shall not be precluded by the Early Payment Restrictions and as it shall deem appropriate, or as it shall be directed to take by the Holders pursuant to Section 512 of the Base Indenture, to preserve and protect the interests of Holders of Securities then outstanding to which the Early Payment Restrictions are applicable and to obtain or collect all amounts to which they may be entitled and to distribute the same to them at the earliest time permitted by the Early Payment Restrictions, such action to include, without limitation, the filing and proving of claims with respect to the Securities then outstanding to which the Early Payment Restrictions are applicable in any insolvency or winding up proceedings relating to the Bank and the enforcement of such claims on behalf of the Holders of such Securities.

7.	Disclosure under Interest Act (Canada)

For disclosure purposes under the Interest Act (Canada), whenever in the Securities of this series or the Indenture interest at a specified rate is to be calculated on the basis of a period less than a calendar year, the yearly rate of interest to which such rate is equivalent is such rate multiplied by the actual number of days in the relevant calendar year and divided by the number of days in such period.

8.	Transfer or Exchange

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Bank in any place where the principal of and any premium and interest on this Security are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Bank and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this series and of like tenor, of Authorized Denominations (as defined below) and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Securities of this series are issuable only in registered form without coupons in “Authorized Denominations”, which term shall have the following meaning: for each Security of this series, the Authorized Denominations shall be $1,000 and any integral multiple thereof.  As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series and of like tenor of a different Authorized Denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange of Securities as provided above, but the Bank or the Trustees may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Bank, the Trustees and any agent of the Bank or the Trustees may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Bank, the Trustees nor any such agent shall be affected by notice to the contrary.

9.	NVCC Automatic Conversion Upon a Non-Viability Trigger Event

(a)	NVCC Automatic Conversion

For greater certainty, Article Sixteen of the Base Indenture applies to this Security.

(b)	Conversion Rate

Upon the occurrence of a Non-Viability Trigger Event, this Security will automatically and immediately be converted, on a full and permanent basis, into a number of Common Shares equal to the quotient obtained by dividing (i) the Multiplier multiplied by the Note Value, by (ii) the Conversion Price (rounding down, if necessary, to the nearest whole number of Common Shares) (an “NVCC Automatic Conversion”).

In determining the Note Value of this Security, the par value hereof and any accrued and unpaid interest hereon shall be converted from U.S. dollars into Canadian dollars on the basis of the closing exchange rate between Canadian dollars and U.S. dollars (in Canadian dollars per U.S. dollar) reported by the Bank of Canada on the date immediately preceding the date of the Non-Viability Trigger Event (or if not available on such date, the date on which such closing rate was last available prior to such date). If such exchange rate is no longer reported by the Bank of Canada, the relevant exchange rate for calculating the Note Value in Canadian dollars shall be the simple average of the closing exchange rates between Canadian dollars and U.S. dollars (in Canadian dollars per U.S. dollar) quoted at approximately 4:00 p.m., New York City time, on such date by three major banks selected by the Bank.

(c)	Time of NVCC Automatic Conversion

An NVCC Automatic Conversion is deemed to be effected immediately following the occurrence of a Non-Viability Trigger Event and the rights of the holder of this Security as the holder thereof shall cease at such time and the person or persons entitled to receive Common Shares upon an NVCC Automatic Conversion shall be treated for all purposes as having become the holder or holders of record of such Common Shares at such time. Subject to Section 705 of the Supplemental Indenture and Section 9(e) of the

reverse hereof, as promptly as practicable after the occurrence of a Non-Viability Trigger Event, the Bank shall announce the NVCC Automatic Conversion by way of a press release and shall give notice of the NVCC Automatic Conversion in accordance with the provisions of Section 106 of the Base Indenture to the then Holders of this Security and the Trustees. From and after the NVCC Automatic Conversion, this Security shall cease to be outstanding, the holders thereof shall cease to be entitled to interest thereon, and any certificates representing this Security shall represent only the right to receive upon surrender thereof certificates representing the applicable number of Common Shares specified in Section 702 of the Supplemental Indenture and Section 9(b) of the reverse hereof. An NVCC Automatic Conversion shall be mandatory and binding upon both the Bank and all Holders of this Security notwithstanding anything else including, without limitation: (i) any prior action to or in furtherance of a redemption of this Security pursuant to the Indenture; and (ii) any delay or impediment to the issuance or delivery of the Common Shares to the Holders of this Security.

(d)	NVCC Automatic Conversion Procedure

(i)           Upon the occurrence of a Non-Viability Trigger Event, the Bank shall promptly deliver a notice to DTC informing it of such occurrence and of the resulting NVCC Automatic Conversion (a “Trigger Event Notice”) and shall deliver a copy of the Trigger Event Notice to the Trustees. Within two Business Days of its receipt of the Trigger Event Notice, the Trustees shall, acting pursuant to the Indenture, transmit such notice to the direct participants of DTC holding this Security at such time.

(ii)           If this Security is held in definitive form at the time of the NVCC Automatic Conversion, the Bank will provide Holders of this Security with a notice describing, among other things, how the Bank intends to deliver the evidence of beneficial ownership of the Common Shares and requesting such Holders to provide the Bank with their relevant securities account information for purposes of receiving such evidence of beneficial ownership.

(iii)          The Bank shall have no liability to any Holder or Beneficial Owner of this Security from any delay in the receipt of the evidence of beneficial ownership of the Common Shares resulting from the Bank’s compliance with applicable operational and corporate law requirements.

(e)	Right Not to Deliver Common Shares

Upon an NVCC Automatic Conversion, the Bank reserves the right not to deliver some or all, as applicable, of the Common Shares issuable thereupon to any Ineligible Person or any Person who, by virtue of the operation of the NVCC Automatic Conversion, would become a Significant Shareholder through the acquisition of Common Shares.  In such circumstances, the Bank will hold, as agent for such Persons, the Common Shares that would have otherwise been delivered to such Persons and will attempt to facilitate the sale of such Common Shares to parties other than the Bank and its Affiliates on behalf of such Persons through a registered dealer to be retained by the

Bank on behalf of such Persons.  Those sales (if any) may be made at any time and at any price.  The Bank will not be subject to any liability for failure to sell such Common Shares on behalf of such persons or at any particular price on any particular day.  The net proceeds received by the Bank from the sale of any such Common Shares will be divided among the applicable persons in proportion to the number of Common Shares that would otherwise have been delivered to them upon the NVCC Automatic Conversion after deducting the costs of sale and any applicable withholding taxes. The Bank will deliver a check or send a wire transfer in immediately available funds representing the aggregate net proceeds to DTC (if the Common Shares are then held in the form of one or more global securities) or in all other cases to such Persons in accordance with the regular practices and procedures of DTC or otherwise.

(f)	Fractional Shares

In any case where the aggregate number of Common Shares to be issued to a Holder of this Security pursuant to an NVCC Automatic Conversion includes a fraction of a Common Share, such number of Common Shares to be issued to such Holder shall be rounded down to the nearest whole number of Common Shares and no cash payment shall be made in lieu of such fractional Common Share.

(g)	Recapitalizations, Reclassifications and Changes in the Common Shares

In the event of a capital reorganization, consolidation, merger or amalgamation of the Bank or comparable transaction affecting the Common Shares, the Bank will take necessary action to ensure that Holders of this Security receive, pursuant to an NVCC Automatic Conversion, the number of Common Shares or other securities that such Holders would have received if the NVCC Automatic Conversion occurred immediately prior to the record date for such event.

(h)	Adjustments

(i)           In the event of a Common Share Reorganization, the Floor Price shall be adjusted so that it will equal the price determined by multiplying the Floor Price in effect immediately prior to such effective date or record date of such event by a fraction: (A) the numerator of which will be the total number of Common Shares outstanding on such effective date or record date before giving effect to such Common Share Reorganization; and (B) the denominator of which will be the total number of Common Shares outstanding immediately after giving effect to such Common Share Reorganization (including, in the case where securities exchangeable for or convertible into Common Shares are distributed, the number, without duplication, of Common Shares that would have been outstanding had all such securities been exchanged for or converted into Common Shares on such effective date or record date). The adjustment shall be calculated to the nearest one-tenth of one cent provided that no adjustment of the Floor Price shall be required unless such adjustment would require an increase or decrease of at least 1% of the Conversion Price then in effect.

(ii)           In any case in which Sections 707 or 708 of the Supplemental Indenture or Sections 9(g) or 9(h) of the reverse hereof requires that an adjustment will become effective immediately after a record date for an event referred to therein or herein, the Bank may defer, until the occurrence of such event, issuing to the Holders of this Security upon a NVCC Automatic Conversion occurring after such record date and before the occurrence of such event, any additional Common Shares issuable upon such conversion by reason of the adjustment required by such event, provided, however, that the Bank will deliver to such Holder evidence of such Holder’s right to receive such additional Common Shares upon the occurrence of such event and the right to receive any dividends or other distributions made on such additional Common Shares declared in favor of holders of record of Common Shares on and after the date of the NVCC Automatic Conversion or such later date on which such Holder would, but for the provisions of this Section 9(h)(ii), have become the holder of record of such additional Common Shares.

(iii)          If the Bank sets a record date to take any action that would require an adjustment provided for in Sections 707 or 708 of the Supplemental Indenture or Sections 9(g) or 9(h) of the reverse of hereof and before the taking of such action, the Bank abandons its plan to take such action, then no such adjustment shall be made.

(iv)          The Bank will from time to time, immediately after the occurrence of any Common Share Reorganization or other event that requires an adjustment or readjustment as provided in Sections 707 or 708 of the Supplemental Indenture or Sections 9(g) or 9(h) of the reverse of hereof, deliver an Officers’ Certificate of the Bank to the Trustees specifying the nature of the event requiring the same and the amount of the adjustment or readjustment necessitated thereby and setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based, and the Trustees shall be entitled to act and rely upon such Officers’ Certificate of the Bank. Such Officers’ Certificate of the Bank and the amount of the adjustment or readjustment specified therein will be conclusive and binding on all parties in interest. Until such Officers’ Certificate of the Bank is received by the Trustees, the Trustees may act and be protected in acting on the presumption that no adjustment or readjustment has been made or is required. Except in respect of any Common Share Reorganization, the Bank will forthwith give notice to the Holders of this Security specifying the event requiring such adjustment or readjustment and the amount thereof, including the resulting Floor Price.

(i)	General

(i)           Upon an NVCC Automatic Conversion, any accrued and unpaid interest, together with the principal amount of this Security, will be deemed paid in full by the issuance of Common Shares upon such conversion and the Holders of this Security shall have no further rights and the Bank shall have no further obligations under the Indenture. If tax is required to be withheld from such payment of interest in the form of Common Shares, the number of Common Shares received by a Holder of this Security shall reflect an amount net of any applicable withholding tax.

(ii)           Notwithstanding any other provision of the Indenture or this Security, the conversion of this Security in connection with an NVCC Automatic Conversion shall not be an Event of Default and the only consequence of a Non-Viability Trigger Event shall be the conversion of this Security into Common Shares.

(j)	Agreements of Holders and Beneficial Owners of this Security

By acquiring this Security, each Holder and Beneficial Owner of this Security or any interest herein, including any person acquiring any such Security or interest herein after the date hereof, irrevocably acknowledges and agrees with and for the benefit of the Bank and the Trustees as follows:

(i)           that an NVCC Automatic Conversion upon the occurrence of a Non-Viability Trigger Event shall not constitute an Event of Default under the terms of this Security or the Indenture, and following an NVCC Automatic Conversion no Holder or Beneficial Owner of this Security will have any rights against the Bank with respect to the repayment of the principal of, or interest on, such Securities;

(ii)           that, upon an NVCC Automatic Conversion, (A) the Trustees shall not be required to take any further directions from Holders or Beneficial Owners of this Security under the Indenture and (B) the Indenture shall impose no duties upon the Trustees whatsoever with respect to conversion of the Securities of this series into Common Shares upon a Non-Viability Trigger Event (except for the delivery of a notice by the Trustees to participants of DTC following a Non-Viability Trigger Event pursuant to Section 704(a) of the Supplemental Indenture and Section 9(d)(i) of the reverse hereof);

(iii)          that such Holder or Beneficial Owner authorizes, directs and requests DTC and any direct participant in DTC or other intermediary through which it holds this Security to take any and all necessary action, if required, to implement the conversion of this Security into Common Shares upon a Non-Viability Trigger Event without any further action or direction on the part of such Holder or such Beneficial Owner; and

(iv)          that such Holder or Beneficial Owner acknowledges and agrees that all authority conferred or agreed to be conferred by any Holder and Beneficial Owner pursuant to the provisions described above shall be binding upon the successors, assigns, heirs, executors, administrators, trustees in bankruptcy and legal representatives of each Holder and Beneficial Owner of this Security or any interest herein.

(k)	Waiver of Claims

To the extent permitted by the Trust Indenture Act, any Holder or Beneficial Owner of this Security waives any and all claims against the Trustees for, agrees not to initiate a suit against the Trustees in respect of, and agrees that the Trustees shall not be liable for, any action that a Trustee takes, or abstains from taking, in either case in accordance with an NVCC Automatic Conversion upon a Non-Viability Trigger Event.

10.	Defined Terms

All terms used in this Security that are defined in the Indenture shall have the meanings assigned to them in the Indenture.

11.	Governing Law

Except as otherwise provided in the Indenture or in this Security, this Security and the Indenture shall be governed by and construed in accordance with the laws of the State of New York, except for Sections 3 and 9(a), 9(b), 9(c), 9(d), 9(e), 9(f), 9(g), 9(h) and 9(i) of the reverse hereof, and the first sentence of the third-to-last paragraph on the face hereof, which shall be governed by the laws of the Province of Ontario and the Federal laws of Canada applicable therein.